Exhibit 10.1
Tatum, LLC
Full-Time Permanent Engagement Resources Agreement
January 1, 2007
Xponential, Inc.
6400 Atlantic Blvd., Suite 190
Norcross, GA 30071
Dear Mr. Moyers:
Tatum, LLC (“Tatum”) understands that each of Xponential, Inc. (“Xponential”) and American IronHorse Motorcycle Company, Inc. (“American Ironhorse”) (collectively, the “Company”) desire to hire Robert Schleizer, one of our partners, as an employee of the Company (the “Employee”). The Company acknowledges that the Employee is and will remain a partner in our firm so that he will have access to our firm’s resources for use in his employment with the Company. This Full-Time Permanent Engagement Resources Agreement (the “Resources Agreement”) sets forth the rights of the Company, through the Employee, to use such resources for the benefit of the Company and for the payment for such services and for making the Employee available for service to the Company.
Since the Employee will be under the control and direct management of the Company, and not Tatum, Tatum’s obligations to the Company are exclusively those set forth in this Resources Agreement. This document will serve as the entire agreement between the Company and Tatum.
Compensation
Xponential, on behalf of the Company, will pay directly to Tatum, as compensation for resources provided, (i) $ 50,000, payable on the date of signing this Resources Agreement (the “Signing Fee”) and (ii) $1,000 per month during the term of this Resources Agreement, including any months with respect to which any severance payment is made, payable at the same time the Employee is paid. In addition, Xponential will pay to Tatum twenty five percent (25%) of Employee’s cash bonuses earned as an employee of Xponential during the year ended December 31, 2007 payable on the date Employee receives payment of the bonus and American IronHorse will pay to Tatum twenty five percent (25%) of Employee’s cash bonuses earned as an employee of American IronHorse during the year ended December 31, 2007 payable on the date Employee receives payment of the bonus. For example, with respect to the cash bonuses, if Employee is entitled to a $100,000 bonus from Xponential, Xponential will pay Tatum $25,000 and Employee $75,000.
In addition, the Company acknowledges that the Employee will share with Tatum 15% of any cash proceeds realized from any Equity Bonus that the Employee may be granted.
For purposes hereof, “Equity Bonus” means any stock, option, warrant, or similar right (i.e., not yet realized in cash) that is granted, in each case in connection with services rendered by the Employee and “Salary” means all compensation paid to Employee, except bonuses and benefits (including medical benefits subsidy paid to Employee). Tatum shall look only to Employee with respect to payment of any portion of an Equity Bonus. All compensation payable or deliverable to Tatum is referred to herein as the “Resource Fee.”
Payment of the Signing Fee will be made concurrently with the signing of this Resources Agreement. All other payments to Tatum should be made by direct deposit through the Company’s payroll, or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Employee. If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.
Termination
This Resources Agreement will terminate immediately upon the effective date of termination or expiration of the Employee’s employment with Xponential and American IronHorse or upon the Employee ceasing to be a partner of Tatum.
In the event that either party commits a breach of this Resources Agreement and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Resources Agreement immediately effective upon written notice of such termination.
Hiring Employee Outside of Resources Agreement
During the twelve (12)-month period following termination or expiration of this Resources Agreement other than (i) as a result of Tatum’s termination of Employee’s membership interest in Tatum without good cause as determined by Tatum in its sole good faith discretion or (ii) other than in connection with another Tatum agreement, the Company will not employ the Employee, or engage the Employee as an independent contractor, to render services of substantially the same nature as those for which Tatum is making the Employee available pursuant to this Resources Agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Employee’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Employee’s Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages. The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, “Annualized Compensation’’ will mean the Employee’s most recent annual Salary and the maximum amount of any bonus for which the Employee was eligible with respect to the then current bonus year.
Insurance
The Company will provide Tatum or the Employee with written evidence that the Company maintains directors’ and officers’ insurance in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.
Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Employee.
Disclaimers, Limitations of Liability & Indemnity
It is understood that Tatum does not have a contractual obligation to the Company other than to make its resources available to the Employee (by virtue of the Employee being a partner in Tatum) for the benefit of the Company under the terms and conditions of this Resources Agreement. The Resource Fee will be for the resources provided and for making the Employee available for service to the Company. Tatum assumes no responsibility or liability under this Resources Agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations.
Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.
In the event that any partner of Tatum (including without limitation the Employee to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party against the Company or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred.
The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Resources Agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of the then current monthly Resource Fee.
As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this Resources Agreement, whichever is earlier.
Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.
Arbitration
If the parties are unable to resolve any dispute arising out of or in connection with this Resources Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Resources Agreement and may not amend or disregard any provision herein. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous
Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to reasonable attorneys’ fees actually incurred.
The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.
Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Resources Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This Resources Agreement binds and benefits the successors of Tatum and the Company.
Neither party will be liable for any delay or failure to perform under this Resources Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.
The terms of this Resources Agreement are severable and may not be amended except in a writing signed by Tatum and the Company. If any portion of this Resources Agreement is found to be unenforceable, the rest of the Resources Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.
The provisions in this Resources Agreement concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, and arbitration will survive any termination or expiration of this Resources Agreement.
This Resources Agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.
Nothing in this Resources Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Employee.
Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.
Anything herein to the contrary notwithstanding, this Resources Agreement supersedes all prior agreements between Tatum and the Company relating to Employee effective as of January 1, 2007.
Bank Lockbox Mailing Address for Deposit and Resource Fee only:
Tatum, LLC
P.O. Box 403291
Atlanta, GA 30384-3291

Electronic Payment Instructions for Deposit and Resource Fee:

Bank Name: Bank of America
Branch: Atlanta
Routing Number:	For ACH Payments: XXXXXXX
For Wires: XXXXXX
Account Name: Tatum, LLC
Account Number: XXXXXXX
Please reference Xponential in the body of the wire.
Although Xponential and American IronHorse are both parties to this Resources Agreement and collectively defined as the “Company,” the obligations of each of Xponential and American IronHorse hereunder relate only to the employment of Robert Schleizer by such entity. Neither Xponential nor American IronHorse are assuming the obligations of the other party or otherwise guaranteeing the performance of any obligations of the other party hereunder.
Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.
We look forward to serving you.
Sincerely yours,

TATUM, LLC

By:	/s/ Douglas M. Payne

Area Managing Partner for TATUM, LLC

Date:	May 23, 2007

Acknowledged and agreed by:

Xponential, Inc.

By:	/s/ Dwayne A. Moyers

Title:	Chief Executive Officer

Date:	May 21, 2007

American IronHorse Motorcycle Company, Inc.

By:	/s/ Dwayne A. Moyers

Title:	Chairman

Date:	May 21, 2007